                                                                   EXHIBIT 10.01

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

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CONFIDENTIAL TO: <<>>

In the meeting on <<>>, the Compensation Committee of the Board of Directors of Steelcase Inc. granted you Performance Shares under the Steelcase Inc. Incentive Compensation Plan (the "Plan"), subject to the terms and execution of this Award Agreement.

This Award Agreement provides additional information regarding your Award and your rights under the Plan. A copy of the Plan has already been provided to you. If there is any inconsistency between this Award Agreement and the Plan, the Plan controls. Capitalized terms used in this Award Agreement are defined in the Plan, unless defined herein.

OVERVIEW OF YOUR AWARD

      1. TYPE OF AWARD: Performance Shares as authorized under Article 9 of the Plan.

      2.    TARGET NUMBER OF PERFORMANCE SHARES UNDER THIS AWARD: <<>>

      3.    AWARD DATE: <<>>

      4. PERFORMANCE MEASURES: Cumulative cash flow per share and average annual operating income during the three-year performance period, as outlined in Article 12 of the Plan.

      5. PERFORMANCE PERIOD: The Performance Period for this Award is February 25, 2006 through February 28, 2009.

      6. NUMBER OF PERFORMANCE SHARES EARNED: After completion of the Performance Period, the number of Performance Shares earned under this Agreement will be determined, with 50% of the Award based on cumulative cash flow per share and 50% of the Award based on average annual operating income, according to the following formula:

                     Total Number of Performance Shares Earned = A + B

      A.    Cumulative Cash Flow Per Share

CUMULATIVE CASH FLOW PER SHARE   PERFORMANCE SHARES EARNED
------------------------------   ----------------------------------------------------
Less than $2.60 per share        0

$2.60 to $5.20 per share         (((50% Target / 2) / $2.60 per share) x (Performance
                                  - $2.60 per share)) +  (50% Target / 2)

More than $5.20 to $7.80 per     (((50% Target / 2) / $1.30 per share) x (Performance
share                            - $5.20 per share)) + (50% Target)

More than $7.80 per share        50% Target x 200%

      B.    Average Annual Operating Income

AVERAGE ANNUAL OPERATING INCOME   PERFORMANCE SHARES EARNED
-------------------------------  -------------------------------------------------
Less than $148 million           0

$148 to $296 million             (((50% Target / 2) / $148 million) x (Performance
                                 - $148 million)) + (50% Target / 2)

More than $296 to $346 million   (((50% Target / 2) / $25 million) x (Performance
                                 - $296 million )) + (50% Target)

More than $346 million           50% Target x 200%

      Target = Target number of Performance Shares under this Award.

      Performance = Actual results under the Performance Measure.

      Earned Peformance Shares will vest on February 28, 2009 and be paid in Shares or cash as soon as administratively practicable following the close of the applicable Performance Period.

      7. DIVIDEND EQUIVALENTS ON EARNED PERFORMANCE SHARES: Any dividends declared during the Performance Period with respect to the Shares underlying your earned Performance Shares will be paid as soon as

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            practicable following the end of the Performance Period, either in cash or in stock, as determined by the Board of Directors. Cash equivalents will be valued as of the date(s) on which the dividend(s) were declared during the Performance Period. Stock dividends will be valued at the Fair Market Value measured at the end of the Performance Period and will be governed by Article 17.1 of the Plan. Any payments made are not actual dividends (see Section
            12). You do not become a shareholder during the Performance Period, but rather at the date of vesting upon transfer of the Shares into your name.

      8.    DEATH, DISABILITY OR RETIREMENT DURING THE PERFORMANCE PERIOD:

      a) If you die or become totally and permanently disabled while an Employee during the Performance Period, the target number of Performance Shares will be deemed earned and vested according to the following schedule. Any remaining unearned Performance Shares will be forfeited.

               - If death or qualifying disability occurs from 2/25/06 through
                 2/23/07,
                 <<>> Performance Shares will immediately be earned and vested.

               - If death or qualifying disability occurs from 2/24/07 through
                 2/29/08,
                 <<>> Performance Shares will immediately be earned and vested.

               - If death or qualifying disability occurs from 3/1/08 through
                 2/28/09
                 <<>> Performance Shares will immediately be earned and vested.

      b) In the event of your retirement during the Performance Period, you will be treated as continuing in employment for purposes of earning and vesting in your Award. You will be considered to have retired if your termination of employment occurs after your age plus years of continuous service total 80 or more.

      9.    FORFEITURE OF AWARDS:

      a) All unearned Performance Shares will be forfeited upon a termination of your employment during the Performance Period for any reason other than death, total and permanent disability or retirement.

      b) Pursuant to Article 15.4 of the Plan, if you engage in any Competition with the Company (as defined in the Plan and determined by the Administrative Committee in its discretion) you will immediately and permanently forfeit the right to receive payment from this Award, whether or not vested. You must return to the Company any gain resulting from this Award at any time within the twelve-month period preceding the date you engaged in Competition with the Company.

      10. CHANGE IN CONTROL: Pursuant to Article 16.1(c) of the Plan, upon a Change in Control after <<>>, the target payout opportunity under this Award shall be deemed to have been fully earned for the entire Performance Period as of the effective date of the Change in Control. Vesting shall be accelerated as of the effective date of the Change in Control, and there shall be paid to you within thirty
            (30) days following the effective date of the Change in Control a pro rata number of Shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the Performance Period which has elapsed prior to the Change in Control.

      11. TRANSFER: Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

      12. VOTING RIGHTS AND DIVIDENDS: During the Performance Period, you will not have voting rights with respect to your Performance Shares and, other than as set forth in Section 7 of this Award Agreement, you will not be entitled to receive any dividends declared with respect to your Performance Shares. After the Performance Period, you will obtain voting rights and be entitled to receive any dividends declared with respect to your vested Performance Shares.

      13. TAXES: The Company has the right to withhold Shares or cash that would otherwise be received by you for the statutory minimum Federal, state, social security, medicare, or local withholding tax due. The Company may

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            also collect withholding tax directly from you. You may also elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction.

      14. ADMINISTRATION: This Award Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee or its designee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which will be binding upon the Participant.

      15. REQUIRED APPROVALS: This Award Agreement will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

      16. GOVERNING LAW: To the extent not preempted by federal law, this Award Agreement will be governed by, and construed in accordance with, the laws of the State of Michigan, USA.

      17. AMENDMENT: This Award Agreement may be amended or modified by the Committee as long as the amendment or modification does not materially adversely affect your Award, provided, however, that the Company may amend this Award Agreement in any manner reasonably intended to avoid the acceleration of tax and the possible imposition of penalties under Section 409A of the Code.

By signing this Award Agreement, you hereby acknowledge:

(a) that the Plan is discretionary in nature and may be suspended or terminated at any time;

(b) that each grant of a Performance Share is a one-time benefit which does not create any contractual or other right to receive future grants of Performance Shares, or benefits in lieu of Performance Shares;

(c) that all determinations with respect to future grants, if any, including, but not limited to, the times when the Performance Shares will be granted, the number of Shares subject to each grant, and the time or times when each Share will vest, will be at the sole discretion of the Board of Directors;

(d) that your participation in the Plan does not create a right to further employment with your employer and will not interfere with the ability of your employer to terminate your employment relationship at any time with or without cause;

(e)   that your participation in the Plan is voluntary;

(f) that the value of the Performance Shares is an extraordinary item of compensation which is outside the scope of your employment contract, if any;

(g) that the Performance Shares are not part of normal and expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(h) that the right to the grant ceases upon termination of employment for any reason except as may otherwise be explicitly provided in the Plan or this Award Agreement; and

(i) that the future value of the Performance Shares is unknown and cannot be predicted with certainty.

By signing this Award Agreement, and as a condition of the grant of the Performance Shares, you hereby consent to the collection, use and transfer of personal data as described below. You understand that the Company and its subsidiaries hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social security number, salary, nationality, job title, any Shares of stock or directorships held in the Company, details of all Performance Shares or other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan ("Data").

You further understand that the Company and/or its subsidiaries will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of your participation in the Plan, and that the Company and/or its subsidiaries may each further transfer Data to any third parties assisting the Company in the

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implementation, administration and management of the Plan ("Data Recipients"). You understand that these Data Recipients may be located in your country of residence or elsewhere.

You hereby authorize the Data Recipients to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf.

You understand that you may, at any time, review the Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company. You further understand that withdrawing consent may affect your ability to participate in the Plan and/or may affect your Award.

If you have any questions regarding your Award or this Award Agreement, or would like a copy of the Plan, please contact John Hagenbush, Director, Compensation, at (616) 246-9532.

Sincerely,

A

James P. Hackett
President and CEO

Please acknowledge your agreement to participate in the Plan and this Award Agreement, and to abide by all of the governing terms and provisions, by signing the following representation. Your signed representation must be returned by
<<>> to:

Compensation Department (CH-2E-04)
Attn: Steven Dobias
Steelcase Inc.
PO Box 1967
Grand Rapids, MI 49501-1967

AGREEMENT TO PARTICIPATE

By signing a copy of this Award Agreement and returning it I acknowledge that I have read the Plan, and that I fully understand all of my rights under the Plan, as well as all of the terms and conditions that may limit my rights under this Award Agreement. Without limiting the generality of the preceding sentence, I understand that, subject to the terms of the Plan and this Award Agreement, my right to the Performance Shares granted under this Award is conditioned upon my continued employment with the Company.

Date:
     __________________________________________

Participant:
            ___________________________________
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